EXECUTION VERSION

FIRST AMENDMENT

TO

CREDIT AGREEMENT

THIS FIRST AMENDMENT TO CREDIT AGREEMENT (this "Amendment"), dated as of June 8, 2006 (the "Effective Date"), by and among CECO ENVIRONMENTAL CORP., a Delaware corporation ("Parent"), CECO GROUP, INC., a Delaware corporation ("Group") and each of the following Subsidiaries of Parent as Borrowers under this Amendment and the Credit Agreement: CECO FILTERS, INC., a Delaware corporation ("Filters"), NEW BUSCH CO., INC., a Delaware corporation ("New Busch"), THE KIRK & BLUM MANUFACTURING COMPANY, an Ohio corporation ("K&B"), KBD/TECHNIC, INC., an Indiana corporation ("Technic"), CECOAIRE, INC., a Delaware corporation ("Aire"), CECO ABATEMENT SYSTEMS, INC., a Delaware corporation ("Abatement"), and H.M. WHITE, INC., a Delaware corporation ("H.M.White"), and FIFTH THIRD BANK, an Ohio banking corporation ("Lender"), is as follows:

Preliminary Statements

A. Parent, Group and Borrowers (the "Loan Parties") and Lender are parties to a Credit Agreement dated as of December 29, 2005 (the "Credit Agreement"). Capitalized terms which are used, but not defined, in this Amendment will have the meanings given to them in the Credit Agreement.

B. The Loan Parties have requested that Lender: (i) consent to the recognition of H.M. White as a Domestic Subsidiary of Group; (ii) increase the maximum capital expenditures Financial Covenant for Fiscal Year 2005 from $600,000 to $675,000; (iii) extend the stated Termination Date of the Credit Agreement from January 31, 2007 to January 31, 2009; (iv) implement incentive pricing with respect to the Line of Credit, Term Loan, Unused Line Fee and LOC Fee, each to be based upon Borrowers' Fixed Charge Coverage Ratio; (v) increase the required minimum "peg" balance in the Funding Account from $220,000 to $500,000; (vi) release Phillip DeZwirek ("Mr. DeZwirek") from his obligations under that certain Amended and Restated Guaranty dated December 29, 2005 (the "Individual Guaranty") made by Mr. DeZwirek in favor of Lender and (vii) make certain other amendments to the Credit Agreement and certain of the other Loan Documents.

C. Lender is willing to consent to such requests and to so amend the Credit Agreement and other Loan Documents, all on the terms, and subject to the conditions, of this Amendment.

Statement of Agreement

In consideration of the mutual covenants and agreements set forth in this Amendment, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Lender and the Loan Parties hereby agree as follows:

1. Amendments to Credit Agreement. Subject to the satisfaction of the conditions of this Amendment, the Credit Agreement is hereby amended as follows:

1.1 Section 1.1 of the Credit Agreement is hereby amended by the addition of the following definitions, in their proper alphabetical order, to provide in their entirety as follows:

"Applicable Unused Line Fee Percentage" means, as of any date, the applicable percentage shown in the applicable column in the table below based on the then applicable Fixed Charge Coverage Ratio. Prior to and as of the Effective Date (as defined in the First Amendment), the Applicable Unused Line Fee Percentage is 0.50% (i.e., Pricing Grid Level 2 notwithstanding the Loan Parties' actual Fixed Charge Coverage Ratio prior to and as of such Effective Date).

Pricing Grid Level	Fixed Charge Coverage Ratio	Applicable Unused Line Fee Percentage
Level 1	≤ 1.10 to 1.0	0.75%
Level 2	> 1.10 to 1.0 and ≤ 1.250 to 1.0	0.50%
Level 3	> 1.250 to 1.0 and ≤ 1.50 to 1.0	0.25%
Level 4	> 1.50 to 1.0	0.25%

"Applicable LOC Fee Percentage" means, as of any date, the applicable percentage shown in the applicable column in the table below based on the then applicable Fixed Charge Coverage Ratio. As of the Effective Date (as defined in the First Amendment), the Applicable LOC Fee Percentage is 2.50% (i.e., Pricing Grid Level 2 notwithstanding the Loan Parties' actual Fixed Charge Coverage Ratio as of such Effective Date). Prior to such Effective Date, the Applicable LOC Fee Percentage was 3.00% (i.e., Pricing Grid Level 1 notwithstanding the Loan Parties' actual Fixed Charge Coverage Ratio prior to such Effective Date).

Pricing Grid Level	Fixed Charge Coverage Ratio	Applicable LOC Fee Percentage
Level 1	≤ 1.10 to 1.0	3.0%
Level 2	> 1.10 to 1.0 and ≤ 1.250 to 1.0	2.50%
Level 3	> 1.250 to 1.0 and ≤ 1.50 to 1.0	2.25%
Level 4	> 1.50 to 1.0	2.0%

"First Amendment" means the First Amendment to this Agreement dated as of June 8, 2006.

"H.M. White" means H.M. White, Inc., a Delaware corporation, and its successors and assigns.

"LIBOR Rate" has the meaning given in the Revolving Note.

"LIBOR Rate Loan" means that portion of the Loans which, as of any date, bears interest at an interest rate per annum equal to the LIBOR Rate plus the applicable margin as set forth in the applicable Note.

1.2 The definitions of "Borrower", "Borrowing Base", "Borrowing Base Reserves", "Business Day", "Fixed Charges", and "Subordinated Debt Default" in Section 1.1 of the Credit Agreement are hereby amended in their entirety by substituting the following in their respective steads:

"Borrower" means each of Filters, New Busch, K&B, Technic, Aire, Abatement, H.M. White, and the Domestic Subsidiaries of Parent or Group hereafter becoming a party to this Agreement pursuant to Section 5.9(b), and "Borrowers" means, collectively, Filters, New Busch, K&B, Technic, Aire, Abatement, H.M. White, and such additional Domestic Subsidiaries. To the extent a term or provision of this Agreement or any of the other Loan Documents is applicable to a "Borrower", it is applicable to each and every Borrower unless the context expressly indicates otherwise.

"Borrowing Base" means, as of the relevant date of determination, the sum of:

(a) 70% of the then net amount of Eligible Accounts (i.e., less sales, excise or similar taxes, and less returns, discounts, claims, credits and allowances of any nature at any time issued, owing, granted, outstanding, available or claimed);

plus (b) the lesser of: (i) $500,000 or (ii) 50% of the then Eligible Net Unbilled Revenue;

plus (c) the lesser of: (i) $5,000,000 or (ii) 50% of the then net amount of Eligible Inventory; and

less (d) all then Borrowing Base Reserves.

"Borrowing Base Reserves" means those reserves against the Borrowing Base implemented by Lender from time to time based on such credit and collateral considerations as Lender may deem appropriate to reflect contingencies or risks which may adversely affect any or all of the Loan Collateral, the business, operations, or financial condition of a Loan Party or the security of the Obligations, including (a) 100% of the aggregate mark-to-market exposure, as determined by Lender, of all Rate Management Obligations then owing by a Borrower to Lender or its Affiliate under a Rate Management Agreement and (b) a reserve for rent for any of Borrower's Facilities leased by a Borrower for which Borrowers have not obtained a landlord's waiver agreement on terms and in substance satisfactory to Lender, such reserve to be in an amount which is the longer of: (i) three months or (ii) the period under applicable law for which such landlord has been granted a Lien, as determined by Lender in the exercise of its discretion in good faith.

"Business Day" means (a) any day on which commercial banks in Cincinnati, Ohio are required by law to be open for business and (b) with respect to all notices and determinations in connection with, and payments of principal and interest on, Loans bearing interest with reference to the LIBOR Rate, any day (other than a Saturday or Sunday) on which commercial banks are open for business in New York, New York. Periods of days referred to in this Agreement will be counted in calendar days unless Business Days are expressly prescribed.

"Fixed Charges" means, for the applicable Test Period, the total (without duplication), in Dollars, of (all as determined on a consolidated basis in accordance with GAAP): (a) the principal amount of the Loan Parties' long-term Indebtedness, in each case paid during the applicable Test Period, including those under the Term Loan Note, the ICS Note, the Sandler Note, and the Subordinated Debt Notes (whether classified, as of any date, as long-term Indebtedness); plus (b) scheduled capital lease payments by the Loan Parties during the applicable Test Period; and plus (c) the Loan Parties' aggregate cash interest expense for the applicable Test Period, including interest paid on the Obligations, all capital lease obligations, the Subordinated Debt, and any other Indebtedness for the applicable Test Period; provided, however, that the portion of the ICS Debt, the Sandler Debt, and the Subordinated Debt which is repaid, with Lender's prior consent, solely from the net cash proceeds received from the exercise of certain warrants issued Parent will be excluded for purposes only of determining Fixed Charges.

"Subordinated Debt Default" means any of the following (or any combination of the following): (i) a default or breach of or under any of the Subordinated Debt Documents, (ii) any event or circumstance that would become a default or breach on the Subordinated Creditor's election or would become a default or breach after notice, the lapse of time, or on the satisfaction of any other condition, or all of the foregoing, (iii) the acceleration of any or all of the Subordinated Debt, or (iv) the maturity of the Subordinated Debt on April 1, 2007 without the maturity of such Indebtedness being extended, in a writing signed by the Subordinated Creditor and Parent before April 1, 2007 on terms satisfactory to Lender, to a date beyond the Termination Date.

1.3 Each reference to "January 31, 2007" in the definition of "Termination Date" in Section 1.1 of the Credit Agreement is hereby amended by substituting a reference to "January 31, 2009" for "January 31, 2007" where it appears therein.

1.4 Section 2.1(c) of the Credit Agreement is hereby amended in its entirety by substituting the following in its place:

(c) On the Effective Date (as defined in the First Amendment) of the First Amendment, Borrowers shall execute and deliver to Lender an Amended and Restated Revolving Credit Promissory Note in the form of Exhibit 2.1 attached to the First Amendment (as amended, the "Revolving Note"), dated as of the Effective Date (as defined in the First Amendment), in the principal amount of $13,000,000, and bearing interest at such rates, and payable upon such terms, as specified in the Revolving Note.

1.5 Section 2.2(a) of the Credit Agreement is hereby amended in its entirety by substituting the following in its place:

(a) On December 29, 2005, Lender made a loan to Borrowers in an original aggregate amount equal to $3,100,000 (the "Term Loan"). No part of the Term Loan may, on the repayment thereof, be redrawn or reborrowed by a Borrower. The entire unpaid principal balance of, and accrued interest on, the Term Loan, if not sooner repaid, will be due and payable on the Termination Date with respect to the Term Loan. As of the Effective Date (as defined in the First Amendment) of the First Amendment, (i) the outstanding principal balance of the Term Loan is $2,841,666.65 and (ii) Borrowers shall execute and deliver to Lender an Amended and Restated Term Promissory Note in the form of Exhibit 2.2 attached to the First Amendment (as amended, the "Term Loan Note"), dated as of the Effective Date (as defined in the First Amendment), in the principal amount of $2,841,666.65, and bearing interest at such rates, and payable upon such terms, as specified in the Term Loan Note.

1.6 Section 2.3(j) of the Credit Agreement is hereby amended in its entirety by substituting the following in its place:

(j) (i) Borrowers will pay to Lender, with respect to each Letter of Credit, a fee ("LOC Fee") equal to the Applicable LOC Fee Percentage per annum on the amount available to be drawn under each Letter of Credit from, and including, the issuance date of the Letter of Credit to and including the expiry date thereof (or, if earlier, the date on which the Letter of Credit is returned to Lender and is canceled). In addition, Borrowers will pay to Lender, on its demand for payment, Lender's then current issuance, opening, closing, transfer, amendment, draw, renewal, negotiation and other letter of credit administration fees, charges and out of pocket expenses with respect to each Letter of Credit. The LOC Fee is fully earned by Lender when paid and will be due and payable on the issuance of each Letter of Credit. The LOC Fee will be calculated on the basis of the actual number of days elapsed in a 360-day year. If any Letter of Credit is cancelled for any reason before the stated expiry date thereof, any LOC Fee paid in advance will not be refunded and will be retained by Lender solely for its account.

(ii) For purposes of determining the Applicable LOC Fee Percentage, the Fixed Charge Coverage Ratio will, on and after the First Pricing Grid Determination Date, be determined as of the end of each Fiscal Year ending on and after the First Pricing Grid Determination Date (each such date being a "Determination Date"). The "First Pricing Grid Determination Date" will be December 31, 2006. On Lender's receipt of the financial statements and Compliance Certificate required to be delivered to Lender pursuant to Sections 4.3(b) and 4.3(d) of this Agreement for the Fiscal Year then ended, the LOC Fee will be subject to adjustment in accordance with the table set forth in the definition of "Applicable LOC Fee Percentage" based on the Fixed Charge Coverage Ratio for such Fiscal Year then ended so long as no Event of Default is existing as of the applicable effective date of adjustment. The foregoing adjustment, if applicable, will become effective on and after the first day of the first calendar month following delivery to Lender of the financial statements and Compliance Certificate required to be delivered to Lender pursuant to Sections 4.3(b) and 4.3(d) of this Agreement for the Fiscal Year then ended until the next succeeding effective date of adjustment pursuant to this clause (ii) of Section 2.3(j). Each of the financial statements and Compliance Certificate required to be delivered to Lender must be delivered to Lender in compliance with Section 4.3 of this Agreement. If, however, either the financial statements or the Compliance Certificate required to be delivered to Lender pursuant to Sections 4.3(b) and 4.3(d) of this Agreement have not been delivered in accordance with Section 4.3 of this Agreement, then, at Lender's option, commencing on the date upon which such financial statements or Compliance Certificate should have been delivered in accordance with Section 4.3 of this Agreement and continuing until such financial statements or Compliance Certificate are actually delivered in accordance with Section 4.3 of this Agreement, it shall be assumed for purposes of determining the Applicable Margins, that the Fixed Charge Coverage Ratio was ≤ 1.10 to 1.0 and the pricing associated therewith (i.e., Pricing Grid Level 1) will be applicable on the then applicable Determination Date.

1.7 Section 2.4(c) of the Credit Agreement is hereby amended in its entirety by substituting the following in its place:

(c) Each Business Day, Lender will, or will cause the applicable Lender Affiliate, automatically and without notice, request or demand by Borrowers, in accordance with Lender's (or as applicable, the applicable Lender Affiliate's) automatic sweep program, transfer all collected and available funds in the Collection Account: (i) for application against the unpaid principal balance of all Prime Rate Loans and (ii) to be held in the Collection Account to the extent of any LIBOR Rate Loans. Pursuant to that automatic sweep program, Lender will either make Revolving Loans to the extent necessary to cover Presentments to the Controlled Disbursement Account or to maintain a minimum collected, positive (i.e., "peg") balance in the Funding Account of $500,000 at all times; however, in no event will the principal amount of the Revolving Loans advanced pursuant to the herein described automatic sweep program exceed the maximum available amount provided for in Section 2.1(a). Without limitation of the provisions in the Security Agreement, and without limitation to the provisions below relating to the ownership of the Lock Box, the Collection Account and the deposits and funds therein, Lender shall have, and Borrowers hereby grant to Lender, a Lien on all funds held in the Funding Account, the Controlled Disbursement Account, the Collection Account and Lock Box as security for the Obligations. The Funding Account, Controlled Disbursement Account, and Collection Account will not be subject to any deduction, set-off, banker's lien or any other right in favor of any Person other than Lender or an Affiliate of Lender and its Affiliates. If any Remittance deposited in the Collection Account is dishonored or returned unpaid for any reason, Lender, in its discretion, may charge the amount of such dishonored or returned Remittance directly against Borrowers and any account maintained by any Borrower with Lender or the applicable Lender Affiliate and such amount shall be deemed part of the Obligations. Neither Lender nor the applicable Lender Affiliate shall be liable for any loss or damage resulting from any error, omission, failure or negligence on the part of Lender or the applicable Lender Affiliate with respect to the operation of the Funding Account, Controlled Disbursement Account, Collection Account, the Lock Box, or the services to be provided by Lender or the applicable Lender Affiliate under this Agreement except to the extent, but only to the extent, of any direct damages, as opposed to any consequential, special or lost profit damages suffered by a Borrower from gross negligence or willful misconduct of Lender or the applicable Lender Affiliate. Until a payment is received by Lender for Lender's account in finally collected funds, all risks associated with such payment will be borne solely by Borrowers.

1.8 Section 2.7 of the Credit Agreement is hereby amended in its entirety by substituting the following in its place:

2.7 Unused Line Fee. (a) Commencing on July 1, 2006 and continuing on the first day of each and every calendar month thereafter until the Obligations are fully paid and satisfied (and, as applicable, on the date this Agreement is terminated), Borrowers will pay to Lender a fee ("Unused Line Fee") in an amount equal to the result obtained by multiplying (i) the difference between (A) the Revolving Commitment and (B) the average daily Revolving Loans advanced to Borrowers during the preceding calendar month (or portion thereof during which any portion of the Revolving Loans was outstanding or during which this Agreement was in full force and effect) for which the Unused Line Fee is being determined by (ii) the result obtained (expressed as a percentage) by multiplying the Applicable Unused Line Fee Percentage by a fraction, the numerator of which is the sum of days in such calendar month during which this Agreement was in full force and effect (or during which any portion of the Revolving Loans was outstanding) and the denominator of which is 360. The Unused Line Fee is payable in arrears by Borrowers.

(b) For purposes of determining the Applicable Unused Line Fee Percentage, the Fixed Charge Coverage Ratio will, on and after the First Pricing Grid Determination Date, be determined as of the end of each Fiscal Year ending on and after the First Pricing Grid Determination Date (each such date being a "Determination Date"). The "First Pricing Grid Determination Date" will be December 31, 2006. On Lender's receipt of the financial statements and Compliance Certificate required to be delivered to Lender pursuant to Sections 4.3(b) and 4.3(d) of this Agreement for the Fiscal Year then ended, the Unused Line Fee will be subject to adjustment in accordance with the table set forth in the definition of "Applicable Unused Line Fee Percentage" based on the Fixed Charge Coverage Ratio for such Fiscal Year then ended so long as no Event of Default is existing as of the applicable effective date of adjustment. The foregoing adjustment, if applicable, will become effective on and after the first day of the first calendar month following delivery to Lender of the financial statements and Compliance Certificate required to be delivered to Lender pursuant to Sections 4.3(b) and 4.3(d) of this Agreement for the Fiscal Year then ended until the next succeeding effective date of adjustment pursuant to this Section 2.7. Each of the financial statements and Compliance Certificate required to be delivered to Lender must be delivered to Lender in compliance with Section 4.3 of this Agreement. If, however, either the financial statements or the Compliance Certificate required to be delivered to Lender pursuant to Sections 4.3(b) and 4.3(d) of this Agreement have not been delivered in accordance with Section 4.3 of this Agreement, then, at Lender's option, commencing on the date upon which such financial statements or Compliance Certificate should have been delivered in accordance with Section 4.3 of this Agreement and continuing until such financial statements or Compliance Certificate are actually delivered in accordance with Section 4.3 of this Agreement, it shall be assumed for purposes of determining the Applicable Margins, that the Fixed Charge Coverage Ratio was ≤ 1.10 to 1.0 and the pricing associated therewith (i.e., Pricing Grid Level 1) will be applicable on the then applicable Determination Date.

1.9 The reference to "$600,000" in Section 5.3 of the Credit Agreement is hereby amended by substituting a reference to "$675,000" for "$600,000" where it appears therein.

1.10 Section 6.1(f) of the Credit Agreement is hereby amended in its entirety by substituting the following in its place:

(f) (i) There occurs a Subordinated Debt Default, and the Subordinated Creditor has taken any action to declare such Subordinated Debt Default or has taken any action to enforce any of its rights or remedies with respect to such Subordinated Debt Default or (ii) (A) any Loan Party defaults under the terms of any other Indebtedness or lease that, individually or in the aggregate (when added to all other Indebtedness, if any, of any one or more Loan Party then in default), involves Indebtedness in excess of $100,000, (B) such default is not cured within any applicable cure period or waived by the applicable creditor, and (C) such default gives any creditor or lessor the right to accelerate the maturity of any such Indebtedness or lease payments, which right is not contested by such Loan Party or is determined by any court of competent jurisdiction to be valid; or

1.11 Section 6.4(b) of the Credit Agreement is hereby amended in its entirety by substituting the following in its place:

(b) Borrowers may terminate this Agreement (i) by giving Lender written notice ("Termination Notice") of the date on which this Agreement is to terminate ("Voluntary Termination Date") at least 30 days before the Voluntary Termination Date, and (ii) by paying on any such Voluntary Termination Date: (A) all of the Obligations and (B) for any Voluntary Termination Date on or before January 31, 2008, as compensation to Lender for loss of bargain with respect to the credit advanced hereunder, and not as a penalty, a termination fee (the "Termination Fee") in an amount equal to 1% of the Revolving Commitment. Upon the Voluntary Termination Date, (1) all Loans and all other Obligations will automatically and immediately become due and payable, (2) Borrowers will cause all Letters of Credit to be replaced or cash collateralized on terms satisfactory to Lender; and (3) Lender's obligations under this Agreement and the other Loan Documents arising on and after that effective date of termination will automatically terminate immediately, without notice or demand, which the Loan Parties hereby expressly waive.

1.12 Exhibit 2.1 to the Credit Agreement is hereby amended in its entirety by substituting the document attached hereto as Exhibit 2.1 in its stead. Exhibit 2.2 to the Credit Agreement is hereby amended in its entirety by substituting the document attached hereto as Exhibit 2.2 in its stead. Schedule 1.1 to the Credit Agreement is hereby amended in its entirety by substituting the document attached hereto as Schedule 1.1 in its stead. Schedule 3.1 to the Credit Agreement is hereby amended in its entirety by substituting the document attached hereto as Schedule 3.1 in its stead. Schedule 3.12 to the Credit Agreement is hereby amended in its entirety by substituting the document attached hereto as Schedule 3.12 in its stead. Schedule 3.14 to the Credit Agreement is hereby amended in its entirety by substituting the document attached hereto as Schedule 3.14 in its stead.

2. Consents by Lender: H.M. White as Borrower and the Release of the Individual Guaranty. The Loan Parties have requested that Lender consent to the recognition of H.M. White as a Domestic Subsidiary of Group (the "H.M. White Acquisition"), as required by Section 5.9(a) of the Credit Agreement. Subject to the terms, and on the conditions, of this Amendment, Lender hereby consents to the H.M. White Acquisition. The consent provided in this Section 2, either alone or together with other consents which Lender may give from time to time, shall not, by course of dealing, implication or otherwise, obligate Lender to consent to any other creation, formation, purchase or other acquisition of a Domestic Subsidiary of any Loan Party, past, present or future, other than the H.M. White Acquisition specifically consented to by this Amendment, or reduce, restrict or in any way affect the discretion of Lender in considering any future consent requested by the Loan Parties. In addition, the Loan Parties have requested that Lender consent to the release of the Individual Guaranty. Upon the execution and delivery of this Amendment by the Loan Parties and the satisfaction of its terms, Lender will execute and deliver to Mr. DeZwirek the Release of Guaranty in the form of Exhibit A attached hereto, releasing of the Individual Guaranty. The release of the Individual Guaranty effected in connection with this Amendment, either alone or together with other consents, or releases of guaranty, as applicable, which Lender may give from time to time, shall not, by course of dealing, implication or otherwise, obligate Lender to release any other guaranty, in any case past, present or future, other than the Individual Guaranty, or reduce, restrict or in any way affect the discretion of Lender in considering any future consent for a release requested by the Loan Parties.

3. Other Documents. As a condition of this Amendment, Borrowers, with the signing of this Amendment, will deliver or, as applicable, shall cause to be delivered to Lender: (a) the Amended and Restated Revolving Credit Promissory Note ("Amended and Restated Revolving Note") in the form of Exhibit 2.1 attached hereto; (b) the Amended and Restated Term Promissory Note ("Amended and Restated Term Loan Note") in the form of Exhibit 2.2 attached hereto; (c) the Joinder Agreement (the "Joinder Agreement"), the Security Agreement, and the Guaranty, all in the form of Exhibit 3 attached hereto; (d) amendments to each Mortgage relating to the Mortgaged Property located in Fayette County, Kentucky, and Jefferson County, Kentucky, respectively; (e) the First Amendment to Pledge Agreement executed by Group in favor of Lender; (f) copies, certified by the directors of H.M.White, of resolutions of such directors authorizing the execution of this Amendment and all other documents executed in connection herewith, which certificates and resolutions will be in form and substance satisfactory to Lender; and (g) such other documents, instruments, and agreements deemed necessary or desirable by Lender to effect the amendments to Borrowers' credit facilities with Lender contemplated by this Amendment.

4. Representations. To induce Lender to accept this Amendment, the Loan Parties hereby represent and warrant to Lender as follows:

4.1 Each Loan Party has full power and authority to enter into, and to perform its obligations under, this Amendment, the Amended and Restated Revolving Note, the Amended and Restated Term Loan Note and the other Loan Documents being amended in connection herewith, and the execution and delivery of, and the performance of their obligations under and arising out of, this Amendment, the Amended and Restated Revolving Note, the Amended and Restated Term Loan Note and the other Loan Documents being amended in connection herewith, respectively, have been duly authorized by all necessary corporate action.

4.2 This Amendment, the Amended and Restated Revolving Note, the Amended and Restated Term Loan Note and the other Loan Documents being amended in connection herewith constitute the legal, valid and binding obligations of each Loan Party, as applicable, enforceable in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally.

4.3 The Loan Parties' representations and warranties contained in the Loan Documents are complete and correct as of the date of this Amendment with the same effect as though such representations and warranties had been made again on and as of the date of this Amendment, subject to those changes as are not prohibited by, or do not constitute Events of Default under, the Credit Agreement.

4.4 No Event of Default has occurred and is continuing.

5. Costs and Expenses; Amendment Fee. As a condition of this Amendment, (i) Borrowers will pay to Lender an amendment fee of $5,000, payable in full on the Effective Date; such amendment fee, when paid, will be fully earned and non-refundable under all circumstances, and (ii) Borrowers will promptly on demand pay or reimburse Lender for the costs and expenses incurred by Lender in connection with this Amendment, including, without limitation, reasonable attorneys' fees.

6. Entire Agreement. This Amendment, together with the other Loan Documents, sets forth the entire agreement of the parties with respect to the subject matter of this Amendment and supersedes all previous understandings, written or oral, in respect of this Amendment and the other Loan Documents.

7. Default. Any default by a Loan Party in the performance of its obligations under this Amendment or the other Loan Documents shall constitute an Event of Default under the Credit Agreement if not cured after any applicable notice and cure period under the Credit Agreement.

8. Continuing Effect of Credit Agreement. Except as expressly amended hereby, all of the provisions of the Credit Agreement are ratified and confirmed and remain in full force and effect.

9. One Agreement; References; Fax Signature. The Credit Agreement, as amended by this Amendment, will be construed as one agreement. Any reference in any of the Loan Documents to: (i) the Credit Agreement will be deemed to be a reference to the Credit Agreement as amended by this Amendment, (ii) the Revolving Note will be deemed to be a reference to the Amended and Restated Revolving Note, and (iii) the Term Loan Note will be deemed to be a reference to the Amended and Restated Term Loan Note. This Amendment and the other Loan Documents may be signed by facsimile signatures or other electronic delivery of an image file reflecting the execution hereof, and, if so signed: (a) may be relied on by each party as if the document were a manually signed original and (b) will be binding on each party for all purposes.

10. Captions. The headings to the Sections of this Amendment have been inserted for convenience of reference only and shall in no way modify or restrict any provisions hereof or be used to construe any such provisions.

11. Counterparts. This Amendment may be executed in multiple counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument.

12. Governing Law. This Amendment shall be governed by and construed in accordance with the internal laws of the State of Ohio (without regard to Ohio conflicts of law principles).

13. Reaffirmation of Security. Loan Parties and Lender hereby expressly intend that this Amendment shall not in any manner (a) constitute the refinancing, refunding, payment or extinguishment of the Obligations evidenced by the existing Loan Documents; (b) be deemed to evidence a novation of the outstanding balance of the Obligations; or (c) affect, replace, impair, or extinguish the creation, attachment, perfection or priority of the Liens on the Loan Collateral granted pursuant to any Security Document evidencing, governing or creating a Lien on the Loan Collateral. Each Loan Party ratifies and reaffirms any and all grants of Liens to Lender on the Loan Collateral as security for the Obligations, and each Loan Party acknowledges and confirms that the grants of the Liens to Lender on the Loan Collateral: (i) represent continuing Liens on all of the Loan Collateral, (ii) secure all of the Obligations, and (iii) represent valid, first and best Liens on all of the Loan Collateral except to the extent, if any, of any Permitted Liens.

14. Reaffirmation of Guaranties. Each Loan Party hereby: (i) ratifies and reaffirms its Guaranty dated as of December 29, 2005 made by such Loan Party to Lender and (ii) acknowledges and agrees that no Loan Party is released from its obligations under its respective Guaranty by reason of this Amendment or the other Loan Documents and that the obligations of each Loan Party under its respective Guaranty extend, among other Obligations of Borrowers to Lender, to the Obligations of Borrowers under this Amendment, the Amended and Restated Revolving Note, the Amended and Restated Term Loan Note, and the other Loan Documents being amended in connection herewith. Without limiting the generality of the foregoing, each Loan Party acknowledges and agrees that all references in any Guaranty to (a) the Credit Agreement or the other Loan Documents shall be deemed to be references to the Credit Agreement or such other Loan Document, as amended by, or amended and restated in connection with, this Amendment and (b) "Borrower" or "Borrowers" shall be deemed to include a reference to H.M. White, as an additional Borrower under the Credit Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Loan Parties and Lender have executed this Amendment by their duly authorized representatives as of the Effective Date.

CECO ENVIRONMENTAL CORP.	CECO GROUP, INC

/s/Dennis W. Blazer	/s/Dennis W. Blazer
By:	By:
Dennis W. Blazer, Chief Financial Officer	Dennis W. Blazer, Chief Financial Officer,
and Vice President	Secretary and Treasurer

CECO FILTERS, INC.	NEW BUSCH CO., INC.

/s/Dennis W. Blazer	/s/Dennis W. Blazer
By:	By:
Dennis W. Blazer, Secretary and Treasurer	Dennis W. Blazer, Secretary and Treasurer

THE KIRK & BLUM MANUFACTURING COMPANY	KBD/TECHNIC, INC.

/s/Dennis W. Blazer	/s/Dennis W. Blazer
By:	By:
Dennis W. Blazer, Secretary and Treasurer	Dennis W. Blazer, Secretary and Treasurer

CECOAIRE, INC.	CECO ABATEMENT SYSTEMS, INC.

/s/Dennis W. Blazer	/s/Dennis W. Blazer
By:	By:
Dennis W. Blazer, Secretary and Treasurer	Dennis W. Blazer, Secretary and Treasurer

H.M. WHITE, INC.	FIFTH THIRD BANK

/s/Dennis W. Blazer	/s/ Donald K. Mitchell
By:	By:
Dennis W. Blazer, Treasurer	Donald K. Mitchell, Vice President

EXHIBIT A

(Release of DeZwirek Guaranty)

EXHIBIT 2.1

(Amended and Restated Revolving Note)

EXHIBIT 2.2

(Amended and Restated Term Loan Note)

EXHIBIT 3

(Joinder Agreement, Security Agreement, Guaranty)